Exhibit 10.21
CANYON-JOHNSON URBAN FUND II, L.P.
9665 Wilshire Boulevard, Suite 200
Beverly Hills, California 90212

May 4, 2007

Via Facsimile and
Overnight Courier

Stratus Properties, Inc., a Delaware corporation
Mr. William H. Armstrong, III
98 San Jacinto Boulevard, Suite 220
Austin, Texas 78701

Re:	Block 21 – Austin, Texas – Agreement to Form Company

Dear Beau:

Reference is made to that certain Term Sheet (the “Term Sheet”) executed as of February 22, 2007 by Canyon-Johnson Urban Fund II, L.P., a Delaware limited partnership (“Urban”) and your affiliate, Stratus Properties Operating Co., L.P., a Delaware limited partnership.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Operating Agreement described below.

We are pleased to inform you that subject to the terms and conditions of this Agreement to Form Company (“Agreement”), Urban hereby agrees (i) to enter into an Operating Agreement with your affiliate STRATUS BLOCK 21 INVESTMENTS, L.P. (“Stratus Member” or “Stratus”) substantially in the form attached hereto as Exhibit A (“Operating Agreement”) (subject to such changes made necessary by changes to the Initial Budget attached to the Operating Agreement as may arise in the interim period prior to Closing and as approved by Urban, and the completion of exhibits and schedules, which the parties agree to act in good faith to complete as expeditiously as possible) in order that Urban and Stratus Member may become members of CJUF II Stratus Block 21 LLC, a Delaware limited liability company (“Company”), (ii) contribute the Urban Contribution at such time as described in the Operating Agreement, and (iii) immediately thereafter cause the Company to execute a development agreement with a qualified developer (“Developer”) wholly owned by Stratus Properties, Inc. (“SPI”) substantially in the form of Exhibit B hereto (subject, however to the completion of exhibits and schedules reasonably satisfactory in substance to Urban) (“Development Agreement”).  All terms not defined herein shall have the meanings assigned thereto in the Operating Agreement or Development Agreement, as applicable.   The date on

which Urban shall execute the Operating Agreement, and fund its initial contribution at such times contemplated therein, Stratus shall contribute the Stratus Contribution, and the Company executes the Development Agreement, shall be referred to herein as the Closing Date (the “Closing Date”).  Urban’s obligation to close on the Closing Date shall be subject to and conditioned upon the satisfaction of the following conditions (the “Closing Conditions”):  (i) Stratus shall contemporaneously execute the Operating Agreement and contribute the Stratus Contribution as contemplated in the Operating Agreement; (ii) from and after the date of this Agreement, Urban shall not discover or otherwise become aware of any information not heretofore disclosed to Urban in writing that is inconsistent in a material and adverse manner with the information provided to Urban prior to the date hereof, of the business, assets, operations, condition (financial or otherwise), projections or prospects of the Project and/or Stratus or Developer or any of their respective affiliates (collectively, the “Stratus Parties” and each individually, a “Stratus Party”); (iii) since the date of this Agreement, no event, change or condition shall have occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, condition (financial or otherwise), projections or prospects of any of the Stratus Parties; (iv) there shall be no moratorium or restriction or prohibition on development or construction limiting, precluding or delaying the Developer’s ability to develop and construct the Project in any material respect; (v) as of their execution, the representations and warranties of Stratus and Developer contained in the Operating Agreement and Development Agreement shall be true, accurate and complete; (vi) all of the conditions set forth on Exhibit C attached hereto and incorporated herein by this reference shall be satisfied; and (vii) all of the conditions identified in clauses (i) through (vi) shall be satisfied on or prior to the “Outside Date” (Urban may waive or extend the time for performance of any of the above conditions in its sole discretion).

During the interim period following the parties’ execution of this Agreement and the Closing Date, Urban and Stratus, together with the Developer, shall use all reasonable commercial efforts to work together in good faith to satisfy each of the conditions identified above.  Stratus and Developer shall provide Urban with any updates with respect to the Project and/or to the due diligence materials and other information heretofore provided to Urban.  Urban will provide Stratus and Developer any updates known to Urban and information received by Urban with respect to the Project and/or to the due diligence materials.

Stratus acknowledges that notwithstanding anything herein or in any other document to the contrary, the general partner of Urban must provide not less than ten (10) business days’ advance written notice to each limited partner of any capital call.  Accordingly, Stratus shall advise Urban in writing of the anticipated day of Closing Date not less than eleven (11) business days prior to such anticipated Closing Date and at that time shall also request that Urban call capital in order to fund the initial Urban Contribution.  Upon timely receipt of such request, Urban will call for capital from its limited partners and in such capital call will require that such contributions be made on or prior to the business day prior to the anticipated Closing Date.  The capital contributions of Urban’s partners shall commence to earn a Preferred Return as contemplated in the Operating Agreement.

The Stratus Parties acknowledge and represent that they are working solely with, and will continue to work solely with, Urban until the Outside Date in an effort to consummate the transactions contemplated herein and in so doing, the Stratus Parties acknowledge that Urban has spent significant time and money investigating the proposed transactions in order to be able to issue this Agreement and will continue to spend a significant amount of time and money in preparation of a Closing (as such term is defined in the Operating Agreement).  If the Closing Date has not occurred by the Outside Date, then this Agreement will terminate and neither Urban nor any Stratus Party will have any further liabilities or obligations to each other.  The Outside Date is March 15, 2008 unless Stratus has not used its reasonable commercial efforts to cause the Closing Conditions to be met on or before March 15, 2008, in which case Urban shall have the right to request that the Outside Date shall be extended for such period as Stratus shall have failed to use its reasonable commercial efforts to cause the Outside Date to occur on or prior to March 15, 2008.

If there is a Stratus Change in Control (defined below) prior to the time Stratus contributes the Property to the Company and the Company begins operations, or if either of Kenneth Jones or William H. Armstrong are no longer general counsel and president, respectively, of the Stratus Parties and actively supervising the Property and the Project, and replacements satisfactory to Urban in its sole discretion have not been appointed within 30 days of such occurrence (a "Key Person Event"), then, at Urban's election exercised within 45 days of a Stratus Change of Control, or within 15 days of the Key Person Event, Urban may elect either of the following;

(i)           The Stratus Parties and SPI, jointly and severally, shall immediately pay to Urban 100% of the third party costs and expenses incurred by it plus 11% per annum on such expenses from and as made (the “Walk Reimbursement”), and neither Urban nor the Stratus Parties shall have any further obligation to each other (if any shall exist at that time) to consummate the transactions contemplated herein, or

(ii)           Urban shall purchase all of the right, title and interest of the Stratus Parties and SPI and their affiliates in the Property and Project, and all related development rights, contract rights and other associated assets, free and clear of all monetary encumbrances (other than liens for ad valorem real estate taxes not yet due and payable) an "Urban Purchase Event") and pay to the Stratus Parties $1.5 million plus the amount of Stratus’ Costs and Expenses paid by the Stratus Parties prior to the date of the closing of the Urban Purchase Event (the “Urban Purchase Event Closing”) plus all ad valorem real estate taxes allocated through the date of the Urban Purchase Event Closing, plus all costs and expenses accrued by the Stratus Parties through the Urban Purchase Event Closing that have not been paid as of such date but would properly be included in Stratus Costs and Expenses when paid.  (In the event that an Urban Purchase Event occurs, the Stratus Parties and their affiliates shall cooperate in securing to Urban the benefit of the assets purchased thereunder, including the transfer of City permits and rights, loan agreements and commitments to Urban.)

Provided, however, that the Stratus Parties shall not be required to pay a Walk Reimbursement or sell pursuant to an Urban Purchase Event if such Stratus Change in Control or Key Person Event occurs at a time after (i) Urban shall have defaulted under the terms of this Agreement or (ii) if Urban shall not be obligated to proceed with the transactions contemplated hereby due to a failure of condition that Urban has not agreed to waive or extend or (iii) if the appropriate consents from Starwood Hotels & Resorts

Worldwide, Inc. have not been received on or before the Outside Date (and Stratus covenants to use commercially reasonable efforts to secure the same within 30 day of this Agreement).  (For the avoidance of doubt, Urban need not make either election, and if no election is made the parties shall continue to proceed as set forth herein.)

           A “Stratus Change of Control” means the occurrence of any of the following:

(i)           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of more than 50% of the properties or assets of SPI to any “person” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934);

(ii)           the adoption of a plan relating to the liquidation or dissolution of SPI;

(iii)           the consummation of any transaction (including, without limitation, sale of stock, or any merger or consolidation), the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting stock of SPI, measured by voting power rather than number of shares; or

(iv)           the consummation of any transaction (including, without limitation, any sale, merger or consolidation), the result of which is that Stratus, in whole or in part, is no longer wholly-owned by SPI.

Each party and its affiliates and representatives agree to treat (i) all information provided by the other party or its affiliates or representatives regarding the Property or themselves or their affiliates, and (ii) the information contained in this Agreement (collectively, all “Transaction Information”), as confidential information provided to them by the other party or its affiliates or representatives (as the case may be). Urban may disclose this Agreement to its limited partners as long as such limited partners are informed of Urban’s confidentiality obligations herein.   Further, the parties and their respective affiliates and representatives shall not disclose such Transaction Information other than for the purpose of underwriting or negotiating this transaction, or as otherwise may be required by law.  Except as otherwise expressly provided in this Agreement to the contrary, this Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, including, without limitation, that certain Block 21 Term Sheet dated February 22, 2007.  All exhibits hereto are by this reference incorporated herein and are intended to be terms of this Agreement.

This Agreement and the terms hereof constitute the binding obligations of Urban, Stratus, and SPI.

Very truly yours,

CANYON-JOHNSON URBAN FUND II, L.P.,

a Delaware limited partnership

By:	Canyon-Johnson Realty Advisors II, LLC,
a Delaware limited liability company,
General Partner

By: /s/ K. Robert Turner
K. Robert Turner
Authorized Signatory

By: /s/ Neville Rhone
Neville Rhone
Director

By signing in the spaces provided below, Stratus and Stratus Properties Inc., hereby acknowledge for themselves and their affiliates receipt of this Agreement as contemplated under the Term Sheet and agrees for themselves and their affiliates to be bound by the terms hereof.

STRATUS PROPERTIES OPERATING CO., L.P.,
a Delaware Limited Partnership
By:           STRS L.L.C., a Delaware limited liability company,
General Partner
By:           Stratus Properties Inc., a Delaware corporation,
Sole Member

               By:____/s/ William H. Armstrong III____________
               Name:__William H. Armstrong III_____________
               Title:___President_________________________

STRATUS PROPERTIES INC., a Delaware corporation

By:___/s/ William H. Armstrong III____________
Name: ___William H. Armstrong III____________
               Title:_____President________________________

STRATUS BLOCK 21 INVESTMENTS, L.P.
a Texas Limited Partnership
By:           STRATUS BLOCK 21 INVESTMENTS GP, L.L.C.,
a Texas limited liability company, General Partner

By: ____/s/ William H. Armstrong III_______________
Name: _____William H. Armstrong III_______________
Title: ______President__________________________

EXHIBIT A

Form of Operating Agreement

[See Attached]

Exhibit A

EXHIBIT B

Form of Development Agreement

[See Attached]

 Exhibit B

EXHIBIT C

Additional Conditions to be approved by Urban before the Closing Date (the approval of Urban shall be given reasonably unless otherwise stated)

1.  Urban shall have received litigation, judgment and lien reports for Stratus, SPI, and Stratus Properties Operating Co., L.P., and such reports shall be satisfactory to Urban.

2.  Stratus shall have caused B21I to transfer title to the Property to the Company, free and clear of any monetary liens or encumbrances except for those (i) liens and encumbrances set forth on that certain title insurance policy #175-1020212 dated February 5, 2007 issued by Commonwealth Land Title Insurance Company; (ii) in favor of a Construction Lender; (iii) required to effect the Business Plan and to be recorded after February 5, 2007; and (iv) liens for ad valorem real estate taxes not yet due and payable.

3.  The Property Agreements shall have been assigned to the Company free and clear of liens, charges and encumbrances.

4.  The Company shall have entered into the Core/Shell GMP, in form and substance reasonably acceptable Urban, with Austin Commercial, Inc., providing a guaranteed maximum price for those components of the Project as set forth on Exhibit C to the Operating Agreement.

5.  Stratus or its Affiliates shall have received thirty-five percent (35%) pre-sales on the residential condominiums, which presales shall include 5% deposits at contract signing and 5% deposits upon 50% completion of construction and such pre-sales shall equate to at least $61 million of gross Company revenue for the 35% presold (i.e., $174 million of total revenue projected).

6.  The City of Austin shall have issued a site development permit and a building permit for the initial phase of the Project, as described in Exhibit C-1.

7.  Construction loan financing on terms equal or better than the terms set forth on Exhibit C-2 with a Construction Lender acceptable to Urban shall have been obtained.

8.  The Initial Budget and related business plans (which will include development budgets including finishing costs not covered by the guaranteed maximum price construction contract) attached to the Operating Agreement attached hereto shall at the Closing shall continue to represent and be the Stratus Parties’ good faith estimate of the costs and expenses required to implement the Company’s Business as contemplated in the Operating Agreement.  The Initial Budget shall include all project costs (inclusive of land, hard costs, soft costs (including insurance) and other project related costs).

9.  The Members shall have unanimously approved a contractor bonding strategy for the Project.

10.  Urban shall have received an estimate of the costs, if any, of remediating, abating or otherwise responding to, any environmental conditions affecting the Property and the cost of environmental insurance and approved such costs and the general environmental remediation program.

11.  Urban shall have received and approved an unconditional irrevocable commitment to issue an extended coverage owner’s title policy on the standard Texas State Board of Insurance promulgated form and endorsements subject only to title exceptions, approved by Urban, with such endorsements as Urban shall reasonably request.

12.  Evidence that the Property is properly zoned to permit development of the Project shall have been provided to Urban for its approval.

13.  Architectural services agreements shall have been executed and delivered for the architect of record and for the design architect, in each case on terms, and with an architect, acceptable to Urban, and an architect’s certification acceptable to Urban shall have been delivered.

14.  Consents and estoppels shall have been executed, in form and substance reasonably satisfactory to Urban for each of the following:  (i) R.S. Ellis, Inc. with respect to the Agreement Regarding Construction Staging, (ii) Austin Children’s Museum, (iii) the City of Austin, and (iv) Starwood Hotels & Resorts Worldwide, Inc.

15.  Urban shall have approved the general liability, builder’s risk, continuing operations and other applicable insurance policies for the Project, all of which shall have been obtained and in force effective at the Closing Date.

16.  Organizational documents for the Stratus Parties and any relevant affiliate and certificates for such parties evidencing such parties valid existence and authority to transact business shall have been delivered to Urban for its approval promptly after the date hereof and such approval shall have been obtained.

        Exhibit C

EXHIBIT C-1 TO ADDITIONAL CONDITIONS

Site Development Permit and Initial Phase Building Permit

Site Development Permit

The Site Development Permit shall comprise:

1.
An Unconsolidated Site Development Permit issued by the City of Austin for the garage and foundation excavation component of the Project based on the unconsolidated site plan application prepared and sealed by Bury + Partners, Engineers, dated April 17, 2007, and submitted to and approved by the City of Austin pursuant to its Land Development Code; and

2.
A Consolidated Site Development Permit issued by the City of Austin for the Project based on the consolidated site plan application prepared and sealed by Bury + Partners, Engineers, and submitted to and approved by the City of Austin pursuant to its Land Development Code.

Initial Phase Building Permit

A building permit issued by the City of Austin for construction of the foundation and parking garage components of the Project based on plans and specifications prepared and sealed by BOKA Powell and Associates.

Exhibit C-1

EXHIBIT C-2 TO ADDITIONAL CONDITIONS

Construction Loan Financing Terms with a Construction Lender Acceptable to Urban

LTV: A minimum loan-to-value of seventy percent (70%).

Interest Rate: A maximum annual interest rate of seven and one-half percent (7.5%).

Loan Term: A minimum loan term of thirty-six (36) months.

        Exhibit C-2